Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-159707 on Form S-8 of our report dated April 28, 2011, relating to the financial statements and financial statements schedules of Diagnostic Imaging International Corp.,  appearing in this Annual Report on Form 10-K of Diagnostic Imaging International Corp  for the year ended December 31, 2010.

/s/ RBSM LLP

New York, New York

April 29, 2011